Exhibit 8.2

LEGAL OPINION

To:  Uxin Limited.

1&3/F, No. 12 Beitucheng East Road,

Chaoyang District,

Beijing, 100029

People’s Republic of China

Re:   Legal Opinion on Certain PRC Legal Matters

August 31, 2021

Dear Sir/Madam:

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and Taiwan region) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as PRC counsel to the Company, a company incorporated under the laws of the Cayman Islands, in connection with the proposed offering (the “Offering”) of a certain number of Class A ordinary shares of the Company, including in the form of ADSs, preferred shares, warrants to purchase Class A ordinary shares and preferred shares, subscription rights and a combination of such securities, separately or as units, in one or more offerings, as set forth in the Company’s registration statement on Form F-3, including a base prospectus, and the prospectus supplement, including any amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended) in relation to the Offering.

I.	Documents and Assumptions

In rendering this opinion, we have carried out due diligence, reviewed and examined copies of the Registration Statement, and other documents as we have considered necessary or advisable for the purpose of rendering this opinion, including but not limited to originals or copies of the due diligence documents provided to us by the Company and the PRC Companies (as defined below) and such other documents, corporate records and certificates issued by the Governmental Agencies (collectively, the “Documents”). Where certain facts were not independently established and verified by us, we have relied upon certificates or statements issued or made by competent Governmental Agencies (as defined below) or appropriate representatives of the Company or the PRC Companies.

In rendering this opinion, we have made the following assumptions (the “Assumptions”):

A.	all signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all Documents submitted to us as originals are authentic, and all Documents submitted to us as certified or photostatic copies conform to the originals;

B.	each of the parties to the Documents, other than the PRC Companies, (a) if a legal person or other entity, is duly organized and validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, other than the PRC Companies, has full power and authority to execute, deliver and perform its, her or his obligations under the Documents to which it, she or he is a party, and, if a legal person or other entity, in accordance with the laws of its jurisdiction of organization and/or incorporation or the laws that it is subject to;

C.	unless otherwise indicated in the Documents, the Documents that were presented to us remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of the Documents after they were submitted to us for the purposes of this opinion;

D.	the laws of jurisdictions other than the PRC which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

E.	all requested Documents have been provided to us and all factual statements made to us by the Company and the PRC Companies in connection with this opinion are true, correct and complete;

F.	all the explanations and interpretations provided by the officers of Governmental Agencies duly reflect the official position of the Governmental Agencies, and all the factual statements provided by the Company and PRC Companies, including but not limited to the statements set forth in the Documents, are complete, true and correct; and

G.	all Governmental Authorizations (as defined below) and other official statements and documentation obtained by the Company or any PRC Company from any Governmental Agency have been obtained by lawful means in due course, and the Documents provided to us conform with those documents submitted to Governmental Agencies for such purposes.

II.	Definitions

In addition to the terms defined in the context of this opinion, the following capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

“PRC Companies”	means the companies as set forth in Appendix A hereto;

“PRC Authorities”	means any national, provincial or local governmental, regulatory, legislative or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC;

“PRC Laws”	mean any and all laws, regulations, statutes, rules, decrees, notices, and supreme court’s judicial interpretations currently in force and publicly;

“PRC Subsidiaries”	mean Youxinpai (Beijing) Information Technology Co., Ltd. and Yougu (Shanghai) Information Technology Co., Ltd.;

“Prospectus”	mean the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement

“New M&A Rules”	means the Provisions on Merging and Acquiring Domestic Enterprises by Foreign Investors, which was promulgated by six Governmental Agencies, namely, the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration for Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”), and the SAFE, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009.

“Variable Interest Entities”	means Youxin Internet (Beijing) Information Technology Co., Ltd. and Youxin Yishouche (Beijing) Information Technology Co., Ltd.;

“VIE Structure Companies”	means the PRC Subsidiaries and the Variable Interest Entities;

“Yougu”	means Yougu (Shanghai) Information Technology Co., Ltd.

“Min Si Lian Hua”	means Beijing Min Si Lian Hua Investment Management Co., Ltd.

“Youxinpai”	means Youxinpai (Beijing) Information Technology Co., Ltd.;

“Yishouche”	means Youxin Yishouche (Beijing) Information Technology Co., Ltd.;

“Youxin Internet”	means Youxin Internet (Beijing) Information Technology Co.

“VIE Agreements”	means the documents as set forth in Appendix B hereto.

III.	Opinions

Based on our review of the Documents and subject to the Assumptions and the Qualifications, we are of the opinion that:

A.	Incorporation of PRC Companies.

Each of the PRC Companies as set forth in the Registration Statement do not and will not, immediately after giving effect to the Offering, violate any applicable PRC Laws.

B.	VIE Structure.

1.            To the best of our knowledge after due inquiry,

a.            each of the VIE Agreements has been duly authorized, executed and delivered by the applicable VIE Structure Companies and its shareholders who are parties thereto; each of the applicable VIE Structure Companies and its shareholders has, to the extent applicable, taken all necessary corporate actions to authorize the performance thereof; each of the applicable VIE Structure Companies and its shareholders has the power and capacity (corporate or otherwise) to enter into and to perform its/his obligations under such VIE Agreements.

b.            the contractual arrangements among Youxinpai, Youxin Internet and its shareholders governed by PRC law are legal, valid, binding and enforceable.

c.            the contractual arrangements among Yougu, Yishouche and its shareholders governed by PRC law are legal, valid, binding and enforceable.

d.            none of VIE Structure Companies and its shareholders is in material breach or default in the performance or observance of any of the terms or provisions of the VIE Agreements to which it or he is a party.

e.            except as disclosed in the Registration Statement, the due execution, delivery and performance of each VIE Agreement by the parties thereto and the consummation of the transactions contemplated thereunder do not, as to each of the VIE Structure Companies that is a party to such VIE Agreement: (a) result in any violation of the business license, articles of association, approval certificate or other constitutional documents (if any) of such PRC Company; or (b) result in any violation of applicable PRC Laws. No Governmental Authorizations are required under PRC Laws in connection with the due execution, delivery or performance of each of the VIE Agreements other than those already obtained; provided, however, any exercise by PRC Subsidiaries of their rights under the relevant Option Agreements will be subject to: (a) the Governmental Authorizations for the resulting equity transfer; (b) the exercise price for equity transfer under the VIE Agreements in accordance with PRC Laws; and (c) completion of tax filing under applicable PRC Laws.

2.            There are, however, substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Governmental Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

C.	Taxation.

The statements made in the Registration Statement under the caption “Taxation - People’s Republic of China Taxation”, with respect to the PRC tax laws and regulations or interpretations, constitute true and accurate descriptions of the matters described therein in all material respects and such statements constitute our opinion.

D.	New M&A Rules.

Based on our understanding of the explicit provisions under the PRC Laws, we are of the opinion that the China Securities Regulatory Commission’s approval is not required to be obtained for the Offering or the listing, because (i) the CSRC has not issued any definitive rule or interpretation concerning whether the Offering is subject to the New M&A Rules as of the date hereof ; (ii) each of PRC Subsidiaries is a wholly foreign-owned enterprise which was initially established by means of direct investment and not through mergers or acquisitions of the equity or assets of a “PRC domestic company” as such term is defined under the New M&A Rules; and (iii) no explicit provision in the New M&A Rules classifies the contractual arrangements under the VIE Agreements as a type of acquisition transaction falling under the New M&A Rules.

E.	Enforceability of Civil Procedures.

The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. China does not have any treaties or other form of written arrangement with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against a company or its directors and officers if they decide that the judgment violates the basic principles of PRC Laws or national sovereignty, security or public interest. As a result, it is uncertain whether and on what basis a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands.

F.	PRC Laws.

All statements set forth in the Registration Statement under the captions “About this Prospectus”, “Our Company”, "Risk Factors", “Enforceability of Civil Liabilities” and “Legal Matters” in each case insofar as such statements describe or summarize PRC legal or regulatory matters, are true and accurate in all material respects, and are fairly disclosed and correctly set forth therein, and nothing has been omitted from such statements which would make the same misleading in any material respect.

As of the date hereof, we have no reason to believe that our opinion stated above would be affected by the Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law made public by relevant PRC government authorities on July 6, 2021.

IV.	Qualifications

Our opinion expressed above is subject to the following qualifications (the “Qualifications”):

A.	Our opinion is limited to PRC Laws of general application on the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than the PRC, and we have assumed that no such other laws would affect our opinions expressed above.

B.	There is no guarantee that any of the PRC Laws referred to herein, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect.

C.	Our opinion is subject to (a) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws in the PRC affecting creditors’ rights generally, and (b) possible judicial or administrative actions or any PRC Laws affecting creditors’ rights.

D.	Our opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interests, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with the formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or the calculation of damages; and (d) the discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

E.	This opinion is issued based on our understanding of PRC Laws. For matters not explicitly provided under PRC Laws, the interpretation, implementation and application of the specific requirements under PRC Laws, as well as their application to and effect on the legality, binding effect and enforceability of certain contracts, are subject to the final discretion of competent PRC legislative, administrative and judicial authorities. Under PRC Laws, foreign investment is restricted in certain industries. The interpretation and implementation of these laws and regulations, and their application to and effect on the legality, binding effect and enforceability of contracts such as the VIE Agreements and transactions contemplated by the VIE Agreements, are subject to the discretion of the competent Governmental Agency.

F.	The term “enforceable” or “enforceability” as used in this opinion means that the obligations assumed by the relevant obligors under the relevant Documents are of a type which the courts of the PRC may enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their respective terms and/or additional terms that may be imposed by the courts. As used in this opinion, the expression “to the best of our knowledge after due inquiry” or similar language with reference to matters of fact refers to the current, actual knowledge of the attorneys of this firm who have worked on matters for the Company and the PRC Companies in connection with the Offering and the transactions contemplated thereby.

G.	We may rely, as to matters of fact (but not as to legal conclusions), to the extent we deem proper, on representations made by officers and employees of the Company, the PRC Companies and Governmental Agencies.

H.	We have not undertaken any independent investigation, search or other verification action to determine the existence or absence of any fact or to render this opinion, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the PRC Companies or the rendering of this opinion.

I.	This opinion is intended to be used in the context which is specifically referred to herein; each paragraph shall be construed as a whole and no part shall be extracted and referred to independently.

J.	This opinion is strictly limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated herein. The opinion expressed herein is rendered only as of the date hereof, and we assume no responsibility to advise you of facts, circumstances, events or developments that hereafter may be brought to our attention and that may alter, affect or modify the opinion expressed herein.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly filed with the U.S. Securities and Exchange Commission on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Risk Factors”, “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Very truly yours,

/s/ Beijing Docvit Law Firm
Beijing Docvit Law Firm

Appendix A

List of the PRC Companies

A.	WFOEs and their respective subsidiaries

1	Youxinpai (Beijing) Information Technology Co., Ltd. (“优信拍（北京）信息科技有限公司” in Chinese), wholly owned by Uxin Hong Kong Limited (優信互聯香港有限公司); and

First tiered companies of which 100% equity interests are directly owned by Youxinpai (Beijing) Information Technology Co., Ltd.:

1.1	Baogu Automobile Technology Services (Beijing) Co., Ltd. (“宝固汽车技术服务（北京）有限公司” in Chinese);

1.2	Youhan (Shanghai) Information Technology Co., Ltd. (“上海优晗信息科技有限公司” in Chinese);

2	Kai Feng Finance Lease (Hangzhou) Co., Ltd. (“凯枫融资租赁（杭州）有限公司” in Chinese);

3	Boyu Finance Lease (Tianjin) Co., Ltd. (“博裕融资租赁（天津）有限公司” in Chinese);

4	Youqin (Shanxi) Finance Lease Co., Ltd. (“优秦（陕西）融资租赁有限公司” in Chinese);

5	Yougu (Shanghai) Information Technology Co., Ltd. (“优估（上海）信息科技有限公司” in Chinese) and;

First tiered companies of which 100% equity interests are directly owned by Yougu (Shanghai) Information Technology Co., Ltd.-Youzhen (Beijing) Business Consulting Co., Ltd. (“优臻（北京）商务咨询有限公司” in Chinese);

6	Youxin (Shanghai) Used Car Business Co., Ltd. (“优歆（上海）二手车经营有限公司” in Chinese); and

7	Youxin (Shaanxi) Information Technology Group Ltd. (“优信（陕西）信息科技集团有限公司” in Chinese); and

First tiered companies of which 100% equity interests are directly owned by Youxin (Shaanxi) Information Technology Group Ltd.-Youxin (Ningbo) Information Technology Co., Ltd. (“优信（宁波）信息科技有限公司” in Chinese);

B.	VIEs and their respective subsidiaries

1	Youxin Internet (Beijing) Information Technology Co., Ltd. (“优信互联（北京）信息技术有限公司” in Chinese), the variable interest entity of Youxinpai (Beijing) Information Technology Co., Ltd. and

2	Youxin Yishouche (Beijing) Information Technology Co., Ltd. (“优信易手车（北京）信息技术有限公司” in Chinese), the variable interest entity of Yougu (Shanghai) Information Technology Co., Ltd. and

First tiered companies of which 100% equity interests are directly owned by Youxin Yishouche (Beijing) Information Technology Co., Ltd.-Autobole Co., Ltd. (“车伯乐（北京）信息科技有限公司” in Chinese).

Appendix B

VIE Agreements

(a) Power of Attoney issued by Dai Kun to Yougu and Acknowledged by Yishouche dated April 9, 2016;

(b) Amended and Restated Exclusive Option Agreement among Yougu, Dai Kun, and Yishouche dated February 4, 2018;

(c) Amended and Restated Exclusive Option Agreement and Amended and Restated Equity Interest Pledge Agreement among Yougu, Minsi Lianhua, and Youxin Yishouche dated February 4, 2018;

(d) Exclusive Business Cooperation Agreement entered into by Yougu and Yishouche dated April 9, 2016;

(e) Power of Attorney issued by Minsi Lianhua to Yougu and acknowledged by Youxin Yishouche dated February 4, 2018;

(f) Fourth Amended and Restated Power of Attorney issued by Dai Kun to Youxinpai and Acknowledged by Youxin Internet dated November 23, 2016;

(g) Fifth Amended and Restated Exclusive Option Agreement among Youxinpai, Dai Kun, and Youxin Internet dated February 4, 2018;

(h)Amended and Restated Exclusive Option Agreement among Youxinpai, Min Si Lian Hua and Youxin Internet dated February 4, 2018;

(i) Fourth Amended and Restated Equity Interest Pledge Agreement among Youxinpai, Dai Kun and Youxin Internet dated November 23, 2016.